CLOSING AGREEMENT


     THIS AGREEMENT is made this 17th day of December, 1997, by and between Fronteer Financial Holdings, Ltd. ("Fronteer"), Heng Fung Finance Company Limited ("Heng Fung"), Heng Fung Capital [S] Private Limited ("Capital") and the undersigned Shareholders of Fronteer.

     NOW, THEREFORE, it is hereby agreed as follows:

     1. Acknowledgement. The parties hereto have entered into a series of agreements of even date herewith, including (without limitation) five Stock Purchase Agreements, a $4,000,000.00 10% Convertible Debenture Purchase Agreement, an Escrow Agreement and a Security Agreement (collectively, the "Contracts"). Although the Contracts may be among different parties, the Contracts, taken together, are intended to evidence two transactions.

     2. Stock Purchases. The selling Shareholders have agreed, upon satisfaction of certain conditions, to sell to Capital the following shares of Fronteer at a price of $.88 per share: Robert A. Fitzner ("Fitzner"), 3,869,038 shares; Robert
L. Long, 471,667 shares; Dorothy Englebrecht, 176,218 shares; and, Steven M. Fishbein, 176,218 shares. At the first Closing, Capital shall purchase all of the referenced shares from the Shareholders, excepting Fitzner, for a total purchase price of $1,000,000.32, as follows: Robert A. Fitzner, 312,261 shares for $274,789.68; Robert L. Long, 471,667 shares for $415,066.96; Dorothy
Englebrecht, 176,218 shares for $155,071.84; and, Steven M. Fishbein, 176,218 shares for $155,071.84. The remaining shares to be sold to Capital by Fitzner shall be held in trust pursuant to the Escrow Agreement, until final approval (or denial) of the proposed change in control of RAF Financial Corp. is received from the National Association of Securities Dealers, Inc. ("NASD") pursuant to Rule 1018 of the NASD Membership and Registration Rules and from any other regulatory authorities.

     3. Resignations. Contemporaneous with the first stock purchase, Fitzner, Robert L. Long and Dennis Olson shall execute Resignations from the Boards of Directors of Fronteer and its subsidiaries in the forms of Exhibit "A" and Exhibit "B", which Agreements shall be delivered, in escrow, to Escrow Agent. These Resignations shall be effective only upon the purchase by Capital of the balance of Fitzner's stock to be sold to Capital, as described in the preceding paragraph.

     4. Contemporaneous Conditions. The parties agree that the Contracts are intended to be closed in two transactions, the first being the purchase of 1,136,364 shares of Fronteer stock from Shareholders and purchase of the $4,000,000.00 Debenture, and the second (subject to NASD approval) being the purchase of 3,556,777 shares of Fronteer stock from Fitzner and the grant of the option to purchase an additional debenture from Fronteer for $11,000,000.00. In each transaction, the conditions of every Contract to be closed in that transaction shall be a contemporaneous requirement of all such Contracts.

     5. Cooperation. The parties agree to cooperate with one another and to execute any other documents that may be necessary or desirable to effectuate the agreed common purpose of the parties hereto, without unreasonable delay or additional compensation.

     6. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, representatives, successors and assigns, but no selling party may assign, delegate or otherwise transfer any of such party's rights, duties or obligations under any Contract without the written consent of the purchasing party.

     7. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Colorado.

     IN WITNESS WHEREOF, the parties have hereunto set their hands and seals effective on the day and year first above written.

FRONTEER:
FRONTEER FINANCIAL HOLDINGS, LTD.,
a Colorado corporation



By: /s/ R. A. Fitzner, Jr.
   ------------------------------------

HENG FUNG:
HENG FUNG FINANCE COMPANY LIMITED
a Hong Kong corporation



By: /s/ Fai H. Chan
   ------------------------------------
                           Director
CAPITAL:
HENG FUNG CAPITAL [S] PRIVATE LIMITED
a Singapore corporation



By: /s/ Kwok Jen Fong
   ------------------------------------
                           Director
SHAREHOLDERS:

/s/ Robert A. Fitzner                      /s/ Steven M. Fishbein
---------------------------------------    -------------------------------------
Robert A. Fitzner                          Steven M. Fishbein


/s/ Robert L. Long                         /s/ Dorothy K. Englebrecht
---------------------------------------    -------------------------------------
Robert L. Long                             Dorothy Englebrecht

                                   EXHIBIT "A"

                                   RESIGNATION

     Following the second closing of the sale by Robert A. Fitzner of his stock in Fronteer Financial Holdings, Ltd. ("Fronteer") to Heng Fung Capital [S] Private Limited ("Capital") as described in paragraph 2 of the Contemporaneous Closing Agreement, the undersigned Shareholder hereby resigns from the Board of Directors of Fronteer and all of its subsidiaries.


SHAREHOLDER:




---------------------------------------    --------------
Dennis Olson                               Date

                                   EXHIBIT "B"

                                   RESIGNATION

     Upon compliance with Rule 14F, following the second closing of the sale by Robert A. Fitzner of his stock in Fronteer Financial Holdings, Ltd. ("Fronteer") to Heng Fung Capital [S] Private Limited ("Capital") as described in paragraph 2 of the Contemporaneous Closing Agreement, the undersigned Shareholders hereby resign from the Board of Directors of Fronteer and all of its subsidiaries.


SHAREHOLDERS:


---------------------------------------    ---------------
Robert A. Fitzner                          Date



---------------------------------------    ---------------
Robert L. Long                             Date


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